Exhibit 10.9

November 2, 2004

John A. Tanner
1224 Serene Valley Court
San Jose, CA 95120

Dear John:

        DivXNetworks, Inc. ("DXN") is pleased to formally extend to you an offer of employment for the position of Chief Financial Officer based in San Diego, CA. You will be expected to perform various duties consistent with your position and will report to R. Jordan Greenhall, CEO. Of course, DXN may change your position, duties, and work location from time to time as it deems necessary. The commencement date of your employment will be Thursday, November 11, 2004.

        Your compensation will be $18,750.00 per month (equivalent to $225,000.00 per annum) less payroll deductions and all required withholdings. You will be paid semi-monthly. You will be paid a bonus consistent with the bonuses paid to other senior executives of DXN. We will also cover your reasonable relocation costs from San Jose to San Diego and the reasonable costs associated with your commuting to San Jose from Seattle for up to 3 months before the move. All travel arrangements will be coordinated through DXN's travel agent and be consistent with DXN guidelines. DXN expects that you will ensure your relocation is completed within a reasonable timeframe not to exceed 3 months.

        It will be recommended to the Board that you be granted an incentive stock option to purchase 493,828 shares of common stock of DXN (collectively, the "Option Shares"). The exercise price per share for these options will be fixed based on DXN's common stock price as determined by DXN's board of directors for the three days prior to date of grant. This grant will vest with a 1 year cliff at 25% and then 1/48 per month thereafter based upon the grant date. Vesting will depend upon your continued employment with DXN.

        If during your employment with DXN (i) there is a Change of Control (as defined below), and (ii) you are not offered a Comparable Position (as defined below) by the surviving corporation, all of the Option Shares shall vest and become exercisable immediately prior to the Change of Control. A "Comparable Position" is a position with similar or greater responsibilities at your then current base salary and bonus potential. "Change of Control" shall mean the sale of all or substantially all of the assets of DXN or the acquisition of DXN by another entity by means of consolidation or merger after which the then current shareholders of DXN hold less than 50% of the voting power of the surviving corporation provided that a reincorporation of DXN shall not be a Change of Control.

        You will receive all the benefits available to full time, regular exempt employees of DXN. These benefits include medical, dental, life insurance. AD&D, and STD/LTD, for which the premiums for employees are paid 99% by DXN, accrual of 20 days vacation during the year, and 9 paid holidays. In addition, you can contribute to DXN's 401(k) plan; currently there is no matching by DXN. Details about these benefits are provided in the Benefits Summary, available for your review. DXN may modify your compensation and benefits from time to time as it deems necessary.

        Normal working hours are from 8:30a.m. to 5:00p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments. Additionally, as an employee of DXN, you will be expected to abide by DXN's rules and regulations and acknowledge in writing that you have read DXN's Employee Handbook, which will govern the terms and conditions of your employment.

        In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof, (please refer to the enclosed list of acceptable documents). If you do not have these documents, please contact me prior to your first day of employment.

        The terms of your employment relationship with DXN is and always will be one of voluntary employment "at will". This means you may terminate your employment with DXN at any time and for any reason whatsoever simply by notifying DXN. Likewise, DXN may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. "At will" can't be changed unless in writing by the CEO of DXN.

        As an employee of DXN you will have access to confidential information and you may, during the course of your employment, develop information or inventions, which will be the property of DXN. To protect the interests of DXN, you will be required to sign and comply with DXN's standard "Employee Innovations and Proprietary Rights Assignment Agreement" and it must be accepted by DXN as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or other person or to violate any other obligations you may have to your former employer or other person. You agree that you will not bring onto DXN premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

        This written offer, together with your signed "Employee Innovations and Proprietary Rights Assignment Agreement," constitutes all conditions and agreements regarding your employment made on behalf of DXN and supersedes any previous written or verbal commitments by DXN. No representative other than me has any authority to alter or add to any of the terms and conditions herein.

        Please contact me to indicate your response to this offer. Upon your acceptance return the original and retain the copy for your records. I have also enclosed our standard "Employee Innovations and Proprietary Rights Assignment Agreement." Following your acceptance, please review, sign, and return the "Employee Innovations and Proprietary Rights Assignment Agreement," along with your signed offer letter. This employment offer expires on November 4, 2004.

        Your experience and talents will be a strong addition to DXN. We are looking forward to having you join our team.

DivXNetworks, Inc.
/s/ R. JORDAN GREENHALL R. Jordan Greenhall Chief Executive Officer

        I have read this offer letter in its entirely and agree to the forms and conditions of employment understand and agree that, except as provided otherwise in this letter agreement, my employment with DivXNetworks, Inc. is at-will.

/s/ JOHN A. TANNER John A. Tanner	November 5, 2004 Date

March 1, 2005

John A. Tanner
1224 Serene Valley Court
San Jose, CA 95120

John:

        This letter is an amendment to the terms and conditions of your offer letter of November 2, 2004 (the "Original Letter") from DivXNetworks, Inc. ("DXN"). Except as expressly noted herein, all terms and conditions of the Original Letter shall remain unchanged.

        The last sentence of the second paragraph of the Original Letter (which read: "DXN expects that you will ensure your relocation is completed within a reasonable time frame not to exceed 3 months.") is deleted in its entirety and the following is substituted instead:

        DXN expects that you will ensure your relocation is completed within a reasonable time frame but no later than September 1, 2005.

        If this accords with your understanding, please acknowledge below and return this letter to me on or before March 6, 2005.

        If you have any questions or comments, please contact David Richter or me.

Sincerely,
DivXNetworks, Inc.
/s/ R. JORDAN GREENHALL R. Jordan Greenhall CEO
Acknowledged and agreed:
/s/ JOHN A. TANNER John A. Tanner
Dated:	March 1, 2005